Exhibit 4.1

DATED                   2026

TIZIANA LIFE SCIENCES LIMITED

WARRANT INSTRUMENT

THIS INSTRUMENT is entered into by way of a deed poll on 16 January 2026

BY

TIZIANA LIFE SCIENCES LIMITED a company duly incorporated and existing under the laws of the Islands of Bermuda with registered office Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”).

BY a resolution of its board of directors passed on 16 January 2026 the Company has determined to create and issue warrants to subscribe for up to 7,040,000 Warrant Shares (as defined below) and as adjusted (if appropriate) by Condition 4 and on such other terms and conditions set out in this Instrument.

THE COMPANY DECLARES as follows:

1.	Definitions and interpretation

In this Instrument, unless the context otherwise requires, the definitions and interpretations set out in the Conditions (at Schedule 2) of this Instrument shall apply as if the same were set out herein in full.

2.	Conditions

The applicable Conditions to be attached to, or endorsed on, the Certificates contained in Schedule 2 shall have effect in the same manner as if such conditions and provisions were set forth in this Instrument.

3.	Warrants

3.1	This Instrument constitutes Warrants which shall, in aggregate, confer the right, exercisable on the terms and subject to the Conditions, to subscribe in cash at the Subscription Price for such number of Warrant Shares in respect of which all rights of all Holders are capable of being exercised and as adjusted (if appropriate) by Condition 4.

3.2	The Warrants shall be held subject to, and with the benefit of, the Conditions, which shall be binding on the Company and the Holders and all persons claiming through them respectively.

3.3	The Company hereby covenants with each of the Holders duly to perform and observe the obligations on its part contained in this Instrument and the Conditions.

3.4	This Instrument and the Schedules shall, subject to its terms, enure for the benefit of all Holders, each of whom may sue for the performance or observance of the provisions of this Instrument so far as his holding of the Warrants is concerned.

4.	Moneys

All sums due in respect of the Warrants shall be payable to the Company in the manner set out in the Conditions.

5.	Copies of Instrument

A copy of this Instrument shall be supplied free of charge to each Holder upon receipt by the Company of a written request from such Holder.

6.	Transfer

The Warrants shall be transferable in accordance with, and pursuant to, Condition 12.

7.	Register

The Company shall maintain a register of Warrants and the persons entitled to them.

8.	General

8.1	This Instrument sets out the entire terms and conditions in connection with the Warrants.

8.2	If, at any time, any term or provision in this Instrument (including the Schedules) shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall, to that extent, be deemed not to form part of this Instrument, but the enforceability of the remainder of this Instrument shall not be affected.

8.3	The provisions of this Instrument and the Conditions and the rights of the Holders will be subject to modifications, abrogation or compromise in any respect with the sanction of a Holder Majority and with the written consent of the Company in accordance with Condition 15. The Company may, without such sanction, make any amendment to the provisions of the Warrants, which in the opinion of the Company’s auditors, is not prejudicial to the interests of Holders that is of a formal, minor or technical nature or to correct a manifest error.

8.4	This Instrument and the rights and obligations of the Company and the Holders shall be subject to the exclusive jurisdiction of the courts of England and shall be governed by and construed in accordance with English law (including as to any non-contractual disputes or claims).

THIS INSTRUMENT has been executed and delivered as a deed poll by the Company on the date inserted at the head of page 1.

Schedule 1

Form of Certificate

TIZIANA LIFE SCIENCES LIMITED

(the “Company”)

Warrant No. _____

Issue Date: [●] 2026

Issued under the authority of a resolution of the board of directors of the Company passed on the [●] day of January 2026 but subject to the terms of an Instrument executed by the Company on [●] January 2026 as the same may be amended from time to time (the “Instrument”).

THIS IS TO CERTIFY that [●] of [●] (the “Holder”) is the registered holder of a Warrant to subscribe for [●] Warrant Shares at the Subscription Price, subject to the conditions endorsed on this certificate (the “Conditions”). The Warrant is issued pursuant to, and in accordance with, the Instrument and is subject to the Conditions.

IN WITNESS this Certificate has been executed and delivered as a deed on the date first below written.

Dated [●] 2026

EXECUTED as a DEED by	)

TIZIANA LIFE SCIENCES LIMITED	)

acting by	)

GABRIELE CERRONE, a director	)

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

NOTES:

1.	The Warrants are transferable subject to the provisions of Condition 12.

2.	No transfer of any part of the Warrant represented by this Certificate will be registered unless it is accompanied by this Certificate and delivered to the Company’s registered office.

3.	Where the context so admits, terms defined in the Conditions shall have the same meanings when used in this Certificate.

Schedule 2

Conditions

1.	Interpretation

1.1	In these Conditions, unless the context otherwise requires, the following expressions have the following meanings:

“Adjustment Event” means any issue of Shares at a price less than the Subscription Price, any reduction of the Company’s share capital, share premium account or capital redemption reserve involving the repayment of money to shareholders of the Company, or the entering into any scheme of arrangement requiring the consent of the court or the purchase or the redemption of any share capital or the reduction of any uncalled liability in respect thereof or the cancellation of any unissued shares and every issue by way of capitalisation of profits or reserves and every rights issue, and the consolidation, subdivision or reduction of capital or other reconstruction or adjustment relating to the equity share capital and any amalgamation or reconstruction affecting the equity share capital (or any shares, stocks or securities derived from them) of the Company or any other equity-like instrument such as exploding loans or other synthetic instruments designed to disenfranchise or otherwise give participating investors a preferential return ahead of non-participating equity investors and which adversely impacts the value of the equity shares in the Company;

“Affiliates” means in respect of a company, any business entity from time to time directly or indirectly controlling, controlled by, or under common control with, a shareholder of such a company;

“Board” means the board of Directors or any duly appointed committee of it for the time being;

“Business Day” means a day, except a Saturday or Sunday, on which banks are generally open for business in the City of London;

“Bye-laws” means the Company’s memorandum of association and the bye-laws (as the same may be amended from time to time);

“Certificates” means the certificates constituting the Warrants substantially in the form set out in Schedule 1 and “Certificate” shall mean any one of them;

“Conditions” means the conditions subject to, and with the benefit of, which the Warrants shall be held, as set out in this Schedule;

“Directors” means the directors of the Company from time to time;

“Encumbrances” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“Exercise Notice” means the completed notice of exercise of the Warrant substantially in the form set out in Schedule 3;

“Exercise Period” means the period commencing on the Issue Date and ending on 16 July 2026;

“FSMA” means the Financial Services and Markets Act 2000 (as amended);

“Group” means the Company, its subsidiaries, any holding company of the Company and any subsidiary of any such holding company from time to time and “Group Company” shall be construed accordingly;

“Holders” means the persons from time to time entered in the Register as the holders of the Warrants and including their personal representatives;

“Holder Majority” means one or more Holders who hold Warrants conferring not less than 75% of the Subscription Rights then outstanding (measured in terms of the number of Warrant Shares which would fall to be issued if such Subscription Rights were all simultaneously exercised in full);

“Instrument” means the instrument constituting the Warrants (including any Schedule or annexure to it and any document in agreed form);

“Issue Date” means the date of issue by the Company to the Holder of the relevant Warrants;

“Recognised Investment Exchange” means a recognised investment exchange (within the meaning thereof given for the purposes of section 285 FSMA, which shall include NASDAQ and NASDAQ Europe);

“Register” means the register of persons for the time being entitled to the benefit of the Warrants to be maintained pursuant to the Conditions;

“Shares” means all shares in the capital of the Company from time to time, of whatever class, each having the rights and being subject to the restrictions as set out in the Bye-laws;

“Subscription Price” means US$1.50 per Warrant Share;

“Subscription Rights” means the rights conferred by a Warrant and in accordance with the provisions of clause 3 of the Instrument;

“Warrant” means the right granted to a Holder to subscribe for such number of Warrant Shares as constituted by the Instrument and these Conditions and “Warrants” shall be the aggregate rights granted to all Holders for the time being;

“Warrant Shares” means the ordinary shares in the capital of the Company to be issued on the exercise of any Subscription Rights; and

“Winding-Up” means any of the following events to have commenced: (i) if an order is made or an effective resolution passed for the winding up or dissolution of any Group Company (other than a winding up for the purposes of amalgamation or reconstruction) whether voluntarily or involuntarily; or (ii) if an encumbrancer takes possession or an administrator, receiver or administrative receiver is appointed over the whole or a material part of the assets or undertaking of any Group Company (and for this purpose a part of the assets or undertaking shall be material if the value thereof exceeds 10% of the value of the gross assets of the Group all as determined by reference to the latest published consolidated audited accounts of the Company subject to any adjustments as the Company’s auditors for the time being (acting as experts and not as arbitrators) may consider necessary); or (iii) if the Company stops payment of its debts or ceases or threatens to cease to carry on its business or the greater part of its business; or (iv) if the Company is unable to pay its debts within the meaning of the Companies Act 1981 of Bermuda or any statutory modification or re-enactment thereof or certifies that it is unable to pay its debts as and when they fall due; or (v) the passing of a resolution for a solvent winding-up of the Company.

In these Conditions (unless the context requires otherwise):

(a)	this Schedule shall also be deemed to include the Instrument and all other Schedules and words and expressions used in the Instrument and each of the other Schedules shall have the same meaning as set out in this Schedule;

(b)	references to clauses, Schedules, Conditions are references to clauses, schedules and Conditions of the Instrument and all Schedules;

(c)	words denoting persons shall include corporations and firms;

(d)	references to any statute or statutory provision include a reference to that statute or statutory provision as from time to time amended, extended or re-enacted; and

(e)	clauses, Condition headings and the contents page are for convenience only and shall not affect the interpretation or construction of this Schedule.

2.	Warrants

2.1	The Warrants shall be issued subject to the terms of the Instrument, the Bye-laws and these Conditions, which are binding upon the Company and each Holder.

2.2	The Warrants shall be issued free from all Encumbrances in registered form, the Company shall treat each such Holder as the absolute owner of the Warrants issued to him and accordingly the Company shall not be bound to recognise any equitable or other claim to or interest in such Warrants on the part of any other person.

2.3	Each Holder shall be entitled to a Certificate that shall be substantially in the form set out in Schedule 1.

2.4	The Instrument and Conditions shall, subject to its terms, enure for the benefit of all Holders, each of whom may sue for the performance or observance of the provisions of these Conditions and so far as his holding of the Warrants is concerned.

3.	Exercise of Warrants

3.1	The Subscription Rights conferred by a Warrant may be exercised in whole only by the relevant Holder at any time during the Exercise Period by the Holder giving to the Company not less than 10 Business Days’ notice in writing by the Holder completing the Exercise Notice (and which shall state the date of completion or shall be such other date as agreed between the Holder and the Company).

3.2	The Company shall give the Holders not less than 20 Business Days advance notice in writing of the last possible exercise date within the Exercise Period by the making of a regulatory news announcement.

3.3	Each Holder shall have the right at any time within the Exercise Period to subscribe for the number of Warrant Shares for which he holds subscription rights at the Subscription Price for each Warrant Share to be issued pursuant to the exercise of the Subscription Rights.

3.4	On or before completion of the exercise of the Subscription Rights, the Holder shall lodge with the Company at its registered office for the time being the Holder’s Certificate together with a remittance for the aggregate Subscription Price payable for the Warrant Shares in respect of which Subscription Rights are to be exercised.

3.5	The Company undertakes that, subject to receipt of the Subscription Price for the Warrant Shares in respect of which Subscription Rights are to be exercised upon completion of the exercise of the Warrant(s) by the Holder(s) in accordance with this Condition 3 it shall allot and issue to the Holder(s) the Warrant Shares constituted by such Warrant(s) free from all Encumbrances, shall enter the name of the Holder(s) in the register of members of the Company in respect of the number of Warrant Shares issued to it, and deliver to the Holder(s) a Certificate in respect of such Warrant Shares on the date of issue or credit the CREST account of the Holder with the Warrant Shares.

3.6	The Warrant Shares issued on exercise of the Subscription Rights shall rank pari passu with the other Shares of the same class as the Warrant Shares so issued (and shall benefit from all of the same rights attached to those Shares including, but without limitation, as to any liquidation preference) except that the Warrant Shares so allotted will not rank for any dividend or other distribution which has previously been announced or declared if the record date for such dividend or other distribution is prior to the issue date of the relevant Warrant Shares.

3.7	For the avoidance of doubt, the Subscription Rights may be exercised by any Holder at any time and on any one or more occasions during the Exercise Period, and any Exercise Notice or other notice given by a Holder to the Company in relation to the exercise of Subscription Rights may be withdrawn by a Holder provided that no such notice may be withdrawn after the issue of Warrant Shares resulting from the exercise of the Subscription Rights.

3.8	If during the Exercise Period a Winding-Up occurs each Holder shall, in respect of its unexercised Subscription Rights, be treated as if it had fully exercised its outstanding Subscription Rights on the day immediately preceding the happening of the Winding-Up and shall receive out of the surplus assets of the Company available in the liquidation such sum as it would have received if it had been registered as the holder of the number of fully paid Warrant Shares for which it is entitled to subscribe after the deduction from such sum of a sum equal to the Subscription Price in respect of those Warrant Shares.

4.	Adjustment Events

4.1	If any Adjustment Event shall take place after the date of this Instrument but prior to completion of the exercise of the Warrant, then all the Warrant Shares which shall derive (whether directly or indirectly) from the Warrant shall be deemed to be subject to such Adjustment Event (assuming for the purposes of calculating the adjustment to be made that the warrant had been exercised in full immediately prior to such Adjustment Event) so that references in this Instrument to the Warrant Shares and the Subscription Price shall be appropriately adjusted to take account of such Adjustment Event. For the avoidance of doubt, the issue of shares pursuant to this Warrant Instrument shall not trigger an Adjustment Event.

4.2	Any dispute as to the Adjustment Event and the adjustment to the Warrant Shares and the Subscription Price (if any) shall be referred to the auditors of the Company without delay by the Company (and at the Company’s cost), who shall act as experts and not as arbitrators and their certificate as to the Adjustment Event, Warrant Shares and the Subscription Price (if any) shall be final and binding on the parties.

5.	Company undertakings

5.1	Save with the consent of a Holder Majority, the Company agrees and undertakes to each Holder to procure (so far as it is legally able) that until the earlier of completion of the exercise of the Warrants in full and the expiry of the Exercise Period, it will:

(a)	procure that at all times its directors have all necessary authority to allot and issue sufficient share capital as may be required to satisfy in full all Subscription Rights remaining exercisable;

(b)	procure that at all times its directors have all necessary authority to allot and issue sufficient share capital as may be required to satisfy in full all Subscription Rights remaining exercisable without first having to offer the same to any existing members, whether pursuant to the Bye-laws or otherwise;

(c)	give immediate notice in writing, with copies of all relevant documentation, of all communications generally with, and resolutions of, the members or creditors of the Company as a whole (or any class of creditors), including without limitation notices convening and minutes of meetings and circulars; and

(d)	upon or as soon as possible after the issue of Warrant Shares apply to the relevant Recognised Stock Exchange upon which the Warrant Shares are admitted, on behalf of the Holder for permission to deal in or for admission or quotation for such Warrant Shares or any of the shares into which the Warrant Shares are convertible (as the case may be) and shall use its reasonable endeavours to secure such permission, admission or quotation not later than 30 Business Days after the relevant subscription date.

5.2	Except where otherwise provided under Condition 3, if any offer or invitation is made to any holders of any class of Shares to acquire any of their Shares by way of purchase or pursuant to a scheme of arrangement or if any proposal or arrangement is put to any holders of any class of Shares while the Warrants remain to be exercised in full, the Company shall use its reasonable endeavours to procure that such offer, invitation, proposal or arrangement is made or put (as the case may be) to the Holders and shall notify the Holders in writing in sufficient time (being not less than 10 Business Days’ notice of the happening of such event) to enable each Holder to fully exercise its Subscription Rights and to enable each Holder, at its discretion, to accept such offer or invitation or participate in such proposal or arrangement.

5.3	The Holders shall be entitled to exercise the Subscription Rights conditionally following receipt by them of any offer, invitation, proposal or arrangement made pursuant to Condition 5.2 or following receipt by such Holders of the notice of sale or transfer referred to in Condition 5.2 by delivering a notice (the “Conditional Warrant Notice”) to the Company specifying the number of Warrant Shares in respect of which the Subscription Rights may be exercised to be allotted and indicating that such election to exercise is conditional.

5.4	Except where otherwise provided under Condition 3, if, on a date (or by reference to a record date) on or before the expiry of the Exercise Period, the Company makes any offer or invitation by way of a rights issue or other pre-emptive offer to the holders of the Shares, or if any offer or invitation is made to such holders otherwise than by the Company, then the Company shall notify the Holders in writing in sufficient time (being not less than 10 Business Days’ notice of the happening of such event) to enable the Holders to fully exercise their Subscription Rights and to enable the Holders, at their discretion, to participate in such offer or invitation.

5.5	Each Holder shall be entitled to exercise the Subscription Rights conditionally following receipt by it of any offer, invitation, proposal or arrangement made pursuant to Condition 5.4 or following receipt by such Holder of the aforesaid notice of sale or transfer referred to in Condition 5.4 by delivering a notice (the “Conditional Rights Issue Notice”) to the Company specifying the number of Warrant Shares in respect of which the Subscription Rights may be exercised to be allotted and indicating that such election to exercise is conditional.

5.6	Completion (if it occurs) shall then take place on or prior to the actual date of sale or transfer provided that if the sale or transfer pursuant to Condition 5.2 or the offer or invitation pursuant to Condition 5.4 (as the case may be) does not occur within 60 days of the date of the Conditional Warrant Notice or Conditional Rights Issue Notice (as the case may be), it shall be deemed to be withdrawn and the Warrants and the Subscription Rights shall remain in force and shall be available for subsequent exercise by the Holder at any time during the Exercise Period.

6.	Company warranties

6.1	The Company is duly authorised to enter into the Instrument and the obligations of the Company under the Instrument constitute and impose valid legal and binding obligations on the Company fully enforceable in accordance with its terms.

6.2	The Company is a company incorporated with limited liability, duly incorporated and validly existing in all respects under the laws of Bermuda and has the power and authority to own its assets and to carry on its business as it is now being conducted.

7.	Financial Information

The Company shall send to each Holder:

(a)	a copy of its annual report and audited accounts together with all documents required by law to be annexed to that report within 120 days of the end of each financial year; and

(b)	copies of every statement, notice or circular at the same time they are issued to a holder of Shares.

8.	Certificates

Every Holder will be entitled to a Certificate stating the number of Warrants held by him and every such Certificate shall refer to the Instrument and shall bear a serial number. Joint holders of a Warrant will be entitled only to one Certificate in respect of the Warrant held by them jointly, which will be delivered to the first-named of joint holders.

9.	Lost Certificates

9.1	If a Certificate is defaced, lost, stolen or destroyed it will be replaced at the registered office of the Company for the time being upon payment by the claimant of such reasonable costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Company may reasonably require.

9.2	Where a Certificate is required for delivery on any exercise of the Subscription Rights or on any transfer of the Warrants, and the Holder is unable to produce such Certificate, the Directors may waive production of any such Certificate upon production to them of satisfactory evidence of the loss or destruction of such Certificate together with such indemnity as they may require.

10.	Register

10.1	The Company shall at all times cause a register to be maintained at its registered office showing the name and address of each Holder, the Warrants held by the Holder, the Certificate numbers and the date of issue of the Warrants.

10.2	Any change in the name or address of any Holder shall be notified to the Company, which shall cause the Register to be altered accordingly. Each Holder (or any person authorised by such Holder) shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from the same of any part thereof.

11.	Title to Warrants

11.1	The Company will recognise the registered Holder as the sole absolute owner of the Warrants and (save as may be required by law) the Company shall not be bound to take notice of or to see to the execution of any trust, whether express, implied or constructive, to which the Warrants may be subject, and the receipt by such Holder of the shares on exercise of the relevant Warrants shall be a good discharge to the Company notwithstanding any notice it may have whether express or otherwise of the right, title, interest or claim of any other person to or in such Warrants. No notice of any trust, express, implied or constructive, shall (except as provided by statute or as required by an order of a court of competent jurisdiction) be entered on the register in respect of any Warrants.

11.2	The Company will not be bound to take notice of or to see the execution of any trust whether express, implied or constructive to which the Warrants may be subject.

12.	Transfers

12.1	The benefit of the Warrants shall enure for the benefit of the successors in title and personal representatives of the Holders.

12.2	Warrants and Subscription Rights shall be freely transferable by the Holders.

13.	Meetings

13.1	The Company may (and shall at the written request of a Holder Majority) at any time convene a meeting of the Holders by not less than 10 Business Days’ notice in writing of it specifying the place, day and hour of the meeting and the terms of any resolution to be proposed at it to the Holders and such meeting shall have power by a resolution passed by a Holder Majority to sanction (subject to the consent of the Company) any modification, abrogation, consent or compromise or any arrangement in respect of the rights of the Holders against the Company, and to assent to any modification, abrogation, consent or compromise or any arrangement of these Conditions. No votes may be taken on a poll.

13.2	The non-receipt by any Holder of or the accidental omission to give to any Holder notice of any such meeting shall not invalidate the proceedings at it.

13.3	A resolution passed at a meeting of the Holders duly convened and held in accordance with the Conditions shall be binding upon each of the Holders whether present or not present at such meeting.

13.4	A resolution signed by Holders constituting a Holder Majority shall (subject to the consent of the Company) be as valid and effectual as if it had been passed at a meeting of the Holders duly convened and held and such resolution in writing may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the Holders.

13.5	The quorum at any meeting shall be a Holder Majority and such quorate number shall have the power to pass any resolution. If within fifteen minutes from the time being appointed for any meeting a quorum is not present the meeting shall stand adjourned to such day (not being less than 5 or more than 20 Business Days after the date of the meeting from which such adjournment takes place) and time and place as the Chairman of the Meeting may determine and at the adjourned meeting the Holders present shall form a quorum. Notice of an adjourned meeting shall be given in like manner as for the original meeting and such notice shall state that the Holders present at such meeting whatever the number of the Warrants held or presented by them will constitute a quorum for all purposes.

13.6	For purposes of this Condition, reference to “Holders” shall be deemed to include reference to a single Holder and (subject to the other provisions of this Condition) one person present in person or by proxy shall constitute a quorum.

13.7	After the Issue Date, the Holders and the Company (as applicable) shall execute such documents and take such steps as may reasonably be required to fulfil the provisions of and to give to each Holder the full benefit intended by the Instrument and Conditions.

14.	Notices

14.1	Every Holder shall notify the Company in writing of an address in the United Kingdom to which notices can be sent.

14.2	Every Holder shall be bound by every notice in respect of such Warrants which prior to his name and address being entered on the register of Warrants shall have been duly given to the person from whom he derives his title to such Warrants.

14.3	Any notice to a Party under this Deed shall be in writing signed by or on behalf of the party giving it and shall be served on a party if given personally, left at or sent by prepaid first class post or prepaid recorded delivery or special delivery or email transmission to the address of the other Party set out in the register of Warrants (or email address for the time being shown in the Register) or in the case of the Company at its registered office (or email address for the time being shown in the Register or otherwise notified for such purpose). A notice shall be deemed to have been served at the time of delivery if delivered personally, 48 hours after posting, or 2 hours after transmission if served by email provided that where the deemed time of service is after 6 p.m. on a Business Day or on a day which is not a Business Day, the notice shall be served at 9 a.m. on the next Business Day. The deemed service provisions of this Condition shall not apply to notices served by post if there is a national or local disruption of postal services that affects the giving of the notice.

14.4	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the recipient or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted;

(c)	in the case of email, that it was properly addressed and despatched to the email address of the recipient.

14.5	Where a Warrant is held by joint Holders, it shall be sufficient for the Company to have sent notice to the first name appearing in the register of Warrants for such Holders on behalf of all such Holders, and any notice required to be given by the Company to the Holders shall be given to such persons who are entered in the register of Warrants as such Holders and such service shall for all purposes of these presents be deemed duly served and sufficient service of such notice or document on his or her executors or administrators and all persons (if any) jointly interested with him in any such Warrant.

15.	General

15.1	If, at any time, any term or provision in these Conditions shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall, to that extent, be deemed not to form part of these Conditions, but the enforceability of the remainder of these Conditions shall not be affected.

15.2	No term of the Instrument or these Conditions shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not the Company or a Holder.

15.3	These Conditions and the rights and obligations of the Company and the Holders shall be subject to the exclusive jurisdiction of the courts of England and shall be governed by and construed in accordance with English law (including as to any non-contractual disputes or claims).

Schedule 3

Exercise Notice

To:	The Company Secretary

[DATE]

•, being the registered holder of [a] Warrant[s], give[s] notice to the Company of [its][his] desire to exercise [its] Subscription Rights to subscribe for the number of Warrant Shares at the aggregate Subscription Price both as set out below, in accordance with the provisions of the Instrument and the Conditions. [I][We] enclose [my] [our] payment with this Exercise Notice together with our Warrant Certificate.

Number of Warrant Shares: •

Aggregate Subscription Price: £•

Name of proposed allottee: •

Address of proposed allottee: •

Please issue the Warrant Shares set out in this Exercise Notice. [I][We] agree to accept the Warrant Shares in accordance with the rights attaching to them as set out in the Company’s Bye-laws.

Please enter the name of the proposed allottee (as stated above) in the register of members of the Company and arrange for a Certificate for the Warrant Shares and a certificate for the balance of the Subscription Rights to be sent to the address stated above.

Signature(s)

Print name:

Address:

Notes:

Payments to the Company should be in U.S. dollars by telegraphic transfer to the Company’s bank account, details of which will be supplied to the Holder upon request by him/it.

EXECUTED as a DEED by	)

TIZIANA LIFE SCIENCES LIMITED	)

acting by	)	Gabriele Cerrone,/

GABRIELE CERRONE, a director	)	______________________________________

in the presence of:		Edward Lukins,/

Witness signature:		______________________________________

Name (print):		EJ Lukins./ _____________________________

Address:		107 Cheapside __________________________

London ________________________________

Ec2V 6DN ______________________________

Occupation:		Solicitor _______________________________